Exhibit 99.1

Contact:

Rod Hise
The Luminis Group, Ltd.
for Third Wave Technologies Inc.
(608) 807-4607

For Immediate Release

Third Wave Reports Third-Quarter Financial Results
Continued clinical revenue growth, 200th clinical customer milestone reached

MADISON, Wis., Nov. 1, 2007 – Third Wave Technologies Inc. (NASDAQ: TWTI) today announced its financial results for the quarter ended Sept. 30, 2007.

        Third Wave reported clinical molecular diagnostic revenue of $6.7 million for the third quarter of 2007, an increase of 25% and 8% from the prior-year quarter and the previous quarter, respectively. The company reported research revenue of $1.4 million for the quarter ended Sept. 30, 2007. Third Wave’s total revenue for the third quarter of 2007 was $8.2 million, compared to $6.6 million for the same period of 2006.

        Clinical molecular diagnostic revenue for the nine-month period ended Sept. 30, 2007, increased 25% to $19.0 million, compared to $15.1 million during the same period of 2006. Total revenue for the first nine months of 2007 was $22.2 million, compared to total revenue of $21.2 million for the same period of 2006.

        Third Wave reported a net loss of $6.4 million, or ($0.15) a share, for the quarter ended Sept. 30, 2007. The company had a net loss of $5.2 million, or ($0.12) a share, for the same period of 2006. Third Wave’s net loss for the nine-month period ended Sept. 30, 2007, was $8.9 million, or ($0.21) a share, compared to $14.3 million, or ($0.34) a share, for the same period of 2006. The company received a one-time, $10.75-million settlement payment from the former Stratagene Corp. during the first quarter of 2007. The company’s pro-forma net loss for the first nine months of 2007, which excludes the settlement payment, was $19.7 million, or ($0.46) a share. The increase in Third Wave’s net loss for the third quarter and pro-forma net loss for the nine months ended Sept. 30, 2007, is due to the company’s continuing investment in the clinical trial for its HPV products, and its ongoing patent and anti-trust litigation with Qiagen N.V., which acquired Digene Corp.

        Third Wave reported gross margins of 74% for the quarter ended Sept. 30, 2007, compared to gross margins of 66% and 74% for the prior-year quarter and previous quarter, respectively. Total operating expenses for the third quarter of 2007 were $17.4 million, compared to $12.0 million for the same period of 2006. Total operating expenses for the first nine months of 2007 were $45.4 million, compared to $36.5 million for the same period of 2006.

        Third Wave ended the third quarter of 2007 with cash, cash equivalents and short-term investments of $43.6 million, compared to $44.2 million at Dec. 31, 2006.

        “Third Wave recorded another quarter of good growth in our clinical molecular diagnostics business, while reaching an important milestone: 200 clinical laboratory customers,” said Kevin T. Conroy, president and chief executive of Third Wave. “Eight consecutive quarters of clinical revenue growth and a base of 200-plus clinical lab customers is an outstanding foundation for Third Wave’s future growth.”

        “Third Wave will drive that growth by executing on the plans we outlined at the company’s investor day in September,” Mr. Conroy said. “We believe Third Wave is well positioned to create a sustainable competitive advantage through unique HPV products and an automated instrument offering, and through leadership in the rapidly-growing hospital laboratory market. We believe that attaining leadership in these two market segments will build significant value for our shareholders. ”

2007 Outlook Update

        Third Wave reaffirms its previously announced guidance for 2007 of $26-28 million in clinical molecular diagnostic revenue and $31-33 million in total revenue.

Conference Call & Webcast with PowerPoint Presentation

        Company management will host a conference call and webcast on Thursday, Nov. 1, 2007, at 10 a.m. EDT to discuss third-quarter 2007 results. The webcast will include a PowerPoint slide presentation highlighting the company’s third-quarter accomplishments and ongoing corporate activities. The webcast will be available at www.twt.com. Domestic callers should dial (888) 873-4896 and international callers should dial (617) 213-8850. The access code for both domestic and international callers is 40898797. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

        Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at www.twt.com.

All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov . Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

Third Wave Technologies, Inc Statements of Operations (In thousands, except for per share amounts) (Unaudited)
	Three Months Ended September 30,
	2007	2006

Revenues:
Clinical Product	$ 6,735	$ 5,369
Research Product	1,403	1,181
License & royalty	20	51
Grant	0	0

	8,158	6,601

Operating expenses:
Cost of goods sold	2,141	2,237
Research and development	5,812	3,451
Selling and marketing	2,888	2,713
General and administrative	4,821	3,537
Litigation	1,784	256
Restructuring	0	(180)

Total operating expenses	17,446	12,014

Loss from operations	(9,288)	(5,413)

Other income (expense):
Interest income	503	369
Interest expense	(300)	(55)
Other	2,486	(119)

	2,689	195

Net loss before taxes and minority interest	($ 6,599)	($ 5,218)

Minority interest in subsidiary	169	65

Net loss	($ 6,430)	($ 5,153)

Net loss per share, basic and diluted	($ 0.15)	($ 0.12)

Weighted average shares outstanding, basic and diluted	42,942	41,515

Third Wave Technologies, Inc Statements of Operations (In thousands, except for per share amounts) (Unaudited)

	Nine Months Ended September 30,
	2007	Adjustments (1)	2007 Pro forma (2)	2006

Revenues:
Clinical Product	$ 18,964		$ 18,964	$ 15,137
Research Product	3,036		3,036	5,809
License & royalty	232		232	106
Grant	0		0	183

	22,232	0	22,232	21,235

Operating expenses:
Cost of goods sold	6,099		6,099	6,298
Research and development	16,135		16,135	8,785
Selling and marketing	8,699		8,699	8,634
General and administrative	11,011		11,011	11,483
Litigation	3,433		3,433	1,439
Restructuring	0		0	(180)

Total operating expenses	45,377	0	45,377	36,459

Loss from operations	(23,145)	0	(23,145)	(15,224)

Other income (expense):
Interest income	1,584		1,584	1,115
Interest expense	(896)		(896)	(161)
Other	13,157	(10,750)	2,407	(99)

	13,845	(10,750)	3,095	855

Net loss before taxes and minority interest	($ 9,300)	($10,750)	($20,050)	($14,369)

Minority interest in subsidiary	388		388	106

Net loss	($ 8,912)	($10,750)	($19,662)	($14,263)

Net loss per share, basic and diluted	($ 0.21)	($ 0.25)	($ 0.46)	($ 0.34)
Weighted average shares outstanding, basic and diluted	42,455	42,455	42,455	41,428

(1)	Represents amount received from Stratagene Corporation as part of the settlement of patent litigation.

(2)	2007 Pro-forma figures reflect the net loss that would have been recognized if the proceeds from the settlement of patent litigation had not been received. The Company presents these non-GAAP financial measures to provide comparability to 2006.

Third Wave Technologies, Inc Balance Sheets (In thousands)
	September 30, 2007	December 31, 2006

Assets:
Cash, cash equivalents, and short-term investments	$43,589	$44,199
Other current assets	10,974	8,734
Equipment and leasehold improvements, net	5,233	4,222
Intangible assets, net of amortization	932	2,136
Goodwill and indefinite lived intangible assets	490	490
Other assets	6,300	4,453

Total assets	$67,518	$64,234

Liabilities and shareholders' equity
Accounts payable, accrued expenses and other liabilities	$15,582	$17,177
Deferred revenue	0	145
Debt	15,714	15,774
Minority interest in subsidiary	386	465
Shareholders' equity	35,836	30,673

Total liabilities and shareholders' equity	$67,518	$64,234